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                                 [Letterhead of]

                             CRAVATH, SWAINE & MOORE
                                [New York Office]


                                                               November 21, 2001


                             CUMMINS CAPITAL TRUST I
                       6,000,000 7% CONVERTIBLE CUMULATIVE
                           QUARTERLY INCOME PREFERRED
                               SECURITIES (QUIPS)


Ladies and Gentlemen:

                  We have acted as special counsel for Cummins Inc., an Indiana corporation (the "Company"), in connection with the Registration Statement on Form S-3 (File No. 333-68592), as filed by the Company and Cummins Capital Trust I, a Delaware statutory business trust (the "Trust") with the Securities and Exchange Commission on August 29, 2001 under the Securities Act of 1933, as amended (the "Securities Act"), and Amendment No. 1 thereto, as filed on the date hereof (the registration statement, as so amended, being hereinafter referred to as the "Registration Statement") relating to the registration of the Trust's 7% Convertible Cumulative Quarterly Income Preferred Securities (QUIPS) (liquidation amount $50 per preferred security) (the "Preferred Securities"), which are convertible into common stock, par value $2.50 per share (the "Common Stock"), of the Company. The Preferred Securities were issued pursuant to the Amended and Restated Trust Agreement dated as of June 18, 2001 (the "Trust Agreement"), among the Company, as Depositor, BNY Midwest Trust Company, as trustee (the "Trust Agreement Trustee"), and the Administrative Trustees named therein and are guaranteed by the Company (the "Guarantee")

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to the extent set forth in the Guarantee Agreement dated as of June 18, 2001
(the "Guarantee Agreement"), among the Company, as Guarantor, the Trust and BNY Midwest Trust Company, as trustee (the "Guarantee Trustee"). The Trust has acquired $309,278,400 aggregate principal amount of 7% Junior Subordinated Convertible Debentures of Cummins Inc. (the "Debentures") with the proceeds from the sale of the Preferred Securities and the sale to the Company of the common securities of the Trust. The Debentures were issued pursuant to the Indenture dated as of June 18,2001 (the "Indenture") between the Company and BNY Midwest Trust Company, as trustee (the "Indenture Trustee").

                  We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Trust Agreement, (b) the Guarantee Agreement, (c) the Indenture, (d) a specimen of the Preferred Securities, (e) a specimen of the Debentures, (f) a specimen certificate of the shares of Common Stock of the Company and (g) the Registration Statement.

                  In expressing the opinions set forth below, we have assumed without investigation (i) that the Preferred Securities, the Debentures and the shares of Common Stock of the Company to be issued upon conversion thereof conform as to form to the specimens examined by us, which fact we have not verified by an examination of the individual certificates for such securities, (ii) that all parties to the Trust Agreement, the Guarantee Agreement and the Indenture have the legal power to act in the capacities in which they are to act thereunder, (iii) that the Indenture and the Guarantee Agreement constitute the valid and legally binding obligations of such parties and (iv) the due authentication of the Preferred Securities by the Trust Agreement Trustee. In addition, we have assumed the genuineness of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies.
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                  Based upon the foregoing, we are of opinion as follows:

                  1. Assuming that the Debentures have been duly authorized, executed and delivered by the Company and assuming that they have been issued and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Trust, the Debentures constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and in general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

                  2. Assuming that the Guarantee has been duly authorized, executed and delivered by the Company, and assuming payment for the Debentures by the Trust, the Guarantee constitutes a legal, valid and binding obligation of the Company entitled to the benefits of the Guarantee Agreement and enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law).

                  We are admitted to practice in the State of New York and we express no opinion as to any matters governed by any laws other than the law of the State of New York and the Federal law of the United States of America. In particular, we do not express any opinion as to any matters governed by the laws of the State of Indiana.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.


                                                  Very truly yours,

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                                                  /s/Cravath, Swaine & Moore


Cummins Inc.
Cummins Capital Trust I
      c/o Cummins Inc.
           500 Jackson Street, Box 3005
                 Columbus, IN 47202-3005